Exhibit 16




Gassman, Rebhun & Co., P.C.
Certified Public Accountants
Suite 5220
Empire State Building
350 Fifth Avenue
New York, NY  10118-5297
(212-239-1280



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Nestor, Inc. and on September 6, 1996 we reported on the consolidated financial statements of Nestor, Inc. as of and of the two years ended June 30, 1996. On December 10, 1996, we were dismissed as principal accountants of Nestor, Inc. We have read Nestor, Inc. statements included under Item 4 of its Form 8-K dated December 16, 1996, which we understand will be filed with the Commission, and we agree with such statements.

Very truly yours,



/s/ Gassman, Rebhun & Co., P.C.




New York, New York
December 16, 1996